                                                                    Exhibit 10.1

                                      RBS GREENWICH CAPITAL
                                      Greenwich Capital Financial Products, Inc.
                                      600 Steamboat Road
                                      Greenwich, Connecticut 06830

                                      Telephone:  203.625.2700

                                      www.gcm.com

                                      January 21, 2005 (Revised)


American Business Financial Services, Inc.
American Business Credit, Inc.
HomeAmerican Credit, Inc.
American Business Mortgage Services, Inc.
ABFS Consolidated Holdings, Inc.
The Wannamaker Building
100 Penn Square East
Philadelphia, PA 19107
Attention:  Anthony Santilli

                                Commitment Letter
                                -----------------

Dear Tony:

        You have informed the undersigned that American Business Financial Services, Inc., a Delaware corporation ("ABFS"), American Business Credit, Inc., a Pennsylvania corporation ("ABC"), HomeAmerican Credit, Inc., a Pennsylvania corporation ("HAC"), American Business Mortgage Services, Inc.; a New Jersey corporation ("ABMS"), and ABFS Consolidated Holdings, Inc., a Delaware corporation ("ABFS CONSOLIDATED" and together with ABFS, ABC, HAC and ABMS individually a "BORROWER" and collectively, the "BORROWERS"), are seeking financing in connection with their contemplated filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") in the United States Bankruptcy Court for the District of Delaware (the "BANKRUPTCY COURT").

        We are pleased to confirm the commitment of Greenwich Capital Financial Products, Inc ("GREENWICH"), subject to the terms and conditions in this letter and in the Summary of Terms (as defined below), to provide debtor-in-possession financing through a revolving and non-revolving credit facility in an amount not to exceed $500,000,000 ($450,000,000 until syndication of an additional $50,000,000) ("DIP FACILITY"), to the Borrowers as debtors and debtors-in-possession, pursuant to one or more cases to be filed under Chapter 11 of the Bankruptcy Code (the "CASE") in the Bankruptcy Court. The Borrowers will secure their respective obligations with a security interest under Sections 364 (c) and (d) of the Bankruptcy Code as set forth in detail in the Summary of Terms (as defined below). Greenwich will act as agent (the "AGENT") for itself and such other lending institutions which may become party from time to time to the DIP Facility through assignments (the "LENDERS"). In order to enable the Agent to bring relevant expertise to bear on its engagement under this Commitment Letter (as defined below) from among its affiliates, you agree that the Agent may perform the services contemplated hereby in conjunction with its affiliates, and that any of such affiliates performing services hereunder shall be entitled to the benefits and subject to the terms of this Commitment Letter (as defined below). Based on our discussions and on the financial statements, projections and other information and documents previously furnished to us, attached hereto as ANNEX I is the debtor-in-possession financing term sheet (the "SUMMARY OF TERMS") which sets forth the terms on which the Lenders would be willing to provide the proposed DIP Facility (this letter and the Summary of Terms are collectively referred to as the "COMMITMENT LETTER"). Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Summary of Terms.

        Although the Commitment Letter sets forth the principal terms of the DIP Facility, you should understand that Agent and the Lenders reserve the right to propose terms in addition to these terms which will not substantially change or alter the terms of this commitment. Moreover, the Commitment Letter does not purport to include all of the customary representations, warranties, defaults, definitions and other terms which will be contained in the definitive documents for the transaction, all of which must be satisfactory in form and substance to us and our counsel, you and your counsel, and the other Lenders and their counsel prior to proceeding with the proposed DIP Facility.

        This commitment is subject to (a) the Lenders' satisfaction with, and the approval by the Bankruptcy Court of, (i) all aspects of the DIP Facility and the transactions contemplated thereby, including, without limitation, the administrative expense priority of, and the senior lien and other liens to be granted to secure, such DIP Facility and all definitive documentation in connection therewith and (ii) all actions to be taken, undertakings to be made and obligations to be incurred by the Borrowers in connection with the DIP Facility (all such approvals to be evidenced by the entry of one or more orders of the Bankruptcy Court satisfactory in form and substance to the Lenders, which orders shall, among other things, approve the payment by the Borrowers of all of the fees described in the Summary of Terms on the dates and in the amounts provided in the Summary of Terms); (b) the Lenders' direct first priority security interest in the Residual Interests, (c) the Lenders' satisfaction of the arrangements with and/or treatment of the Shared Collateral which is subject to compliance with the limitation on liens contained in Section 4.7(ii) of the Indenture dated as of December 31, 2003 (the "COLLATERALIZED NOTE INDENTURE"), by and between ABFS and U.S. Bank National Association, as trustee, with respect to any Shared Collateral that is "Collateral" (as defined in the Collateralized
Note Indenture); (d) there not having occurred or becoming known to any Lender, any material disruption or material adverse change in the business, condition (financial or otherwise), operations, assets or prospects of the Borrowers on a consolidated basis from that shown in the information made available to such Lender on or prior to the date hereof (other than the commencement of the Case and the consequences that would normally result therefrom); (e) the Lenders not becoming aware of any information not previously disclosed to the Lenders that the Lenders reasonably believe to be materially and adversely inconsistent with their understanding, based on the information provided to the Lenders prior to the date hereof, of the business, condition (financial or otherwise), operations, assets or prospects of the Borrowers on a consolidated basis; and
(f) the other conditions set forth or referred to in the Summary of Terms.

        By your signature below, you agree to pay all reasonable out-of-pocket costs and expenses incurred by the Lenders and their agents in connection with this Commitment Letter, the transactions contemplated hereby and the Lenders' ongoing due diligence in connection therewith (the "EXPENSES") (including, without limitation, reasonable attorneys' fees and expenses, appraisal fees and expenses, asset evaluation fees and expenses, accountant's fees and expenses and financial advisors' fees and expenses and other out-of-pocket costs and expenses) whether or not such transactions are consummated.

        Further, in consideration of the commitment contained herein, you agree to pay the Agent for the accounts of itself and the other Lenders, or certain of them, as applicable, the fees described in the Summary of Terms on the dates and in the amounts provided in the Summary of Terms.

        By your signature below, you further agree to indemnify and hold harmless each Lender and each of its officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with this Commitment Letter, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person.

        You agree that this Commitment Letter is for your confidential use only and that it will not be disclosed by you to any person other than to (i) the Lenders and their counsel, (ii) the Bankruptcy Court in connection with the Case, and (iii) your employees, officers, directors, accountants, attorneys, and other advisors, in each case in connection with the transactions contemplated hereby and subject to agreement to the confidentiality provisions hereof, and to any other person consented to by the Agent, PROVIDED that nothing herein shall prevent you from disclosing this letter (a) upon the order of any applicable court or administrative agency, (b) upon the request or demand of any applicable administrative or regulatory agency or authority, (c) to the extent that such information has been publicly disclosed through no violation of this agreement, or (d) otherwise as required by law (including, without limitation, upon the request or demand of any official creditors' committee in the Case).

        This Commitment Letter shall not be assignable by you without the prior written consent of the Lenders, and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and the Lenders.

        THE COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH THIS COMMITMENT LETTER, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION WITH THIS COMMITMENT LETTER. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH THE FINANCING, OR WITH OUR DELIVERY OF THIS COMMITMENT LETTER.

        The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of the Lender hereunder.

        The commitment set forth herein shall be considered withdrawn if for any reason you fail to deliver to the Agent's office at 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: John C. Anderson, the enclosed copy of this letter signed by you, by 5:00 p.m. New York time on Friday, January 22, 2005.

        This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement.

                                                Very truly yours,

                                                GREENWICH CAPITAL
                                                FINANCIAL PRODUCTS, INC., as
                                                Agent and a Lender

                                                By: /s/ John C. Anderson
                                                    --------------------
                                                Name: John C. Anderson
                                                Title: Managing Director



Accepted and agreed to as of
the date first above written:

AMERICAN BUSINESS FINANCIAL SERVICES, INC.
AMERICAN BUSINESS CREDIT, INC.
HOMEAMERICAN CREDIT, INC.
AMERICAN BUSINESS MORTGAGE SERVICES, INC.
ABFS CONSOLIDATED HOLDINGS, INC.


By: /s/ Anthony J. Santilli
    -----------------------
Name: Anthony J. Santilli
Title: President, Chief Executive Officer
       and Chief Operating Officer


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

                                                           RBS GREENWICH CAPITAL


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                                SUMMARY OF TERMS
                                  $500,000,000
                     DEBTOR-IN-POSSESSION FINANCING FACILITY

BORROWERS:              American Business Financial Services, Inc. ("ABFS"),
                        American Business Credit, Inc. ("ABC") and their affiliates which are "debtors" under Chapter 11 of the Bankruptcy Code (the "CASE") in the United States
                        Bankruptcy Court for the District of Delaware (the
                        "BANKRUPTCY COURT"). Each Borrower shall be joint and several obligors with respect to the DIP Facility.

DEBTORS:                Same as Borrowers.

DIP FACILITY:           $500,000,000 credit facility (the "DIP FACILITY" or the
                        "FACILITY"), consisting of five tranches as follows:

                        o       TRANCHE A "DRY" MORTGAGE WAREHOUSE SUBFACILITY:
                                Revolving credit facility for the funding of newly originated mortgage loans of the type and quality eligible for funding (the "MORTGAGE LOANS") under that certain Master Loan and Security Agreement, dated as of October 14, 2003, by and between ABFS Warehouse Trust 2003-2 and Chrysalis Warehouse Funding, LLC (the "EXISTING CMG FACILITY").

                        o       TRANCHE B "WET-INK" MORTGAGE WAREHOUSE
                                SUBFACILITY: Revolving credit facility for the funding of newly originated Mortgage Loans for which the Custodian has not received the documentation required for funding such Mortgage Loan under Tranche A of the Facility (a "WET-INK MORTGAGE LOAN").

                        o TRANCHE C WORKING CAPITAL SUBFACILITY: Revolving credit facility for general corporate purposes.

                        o       TRANCHE D SERVICING ADVANCE SUBFACILITY:
                                Non-revolving credit facility secured by existing and future Servicing Advances, Property Preservation Expenses, Liquidation Expenses (collectively "SERVICING ADVANCES"), monthly out-of-pocket advances of delinquent principal and interest ("PERIODIC ADVANCES"), Late Fees, NSF Fees and other ancillary servicing fees (collectively "ANCILLARY FEES") and fees for early loan prepayment ("PREPAYMENT PENALTIES"), in each case to which any Borrower is entitled to reimbursement or collection under the related securitization trust documents (together "SERVICING REIMBURSEMENT RIGHTS").


                                      -1-
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                                                           RBS GREENWICH CAPITAL


                        o       TRANCHE E PREPETITION MORTGAGE LOAN SUBFACILITY:
                                Non-revolving credit facility for the funding of the repayment of the 10% subordinated interest (the "SUBORDINATED INTEREST") in the mortgage loan portfolio funded under the Existing CMG Facility.

MAXIMUM CREDIT:         Outstanding Advances under the DIP Facility may not
                        exceed $500,000,000.

                        Outstanding Advances under each Subfacility are subject to the following sublimits:

                                Subfacility             Sublimit
                                -----------             --------
                                 Tranche A              $500,000,000(1)
                                 Tranche B              $60,000,000 (2)
                                 Tranche C              $55,000,000 (3)
                                 Tranche D              $15,000,000 (3),(4)
                                 Tranche E              $20,000,000


                        (1) Less amounts outstanding under the Existing CMG Facility. Limited to $450,000,000 until syndication of at least $50,000,000.
                        (2)  The greater of (a) $40,000,000 and (b) 15% of
                        outstanding Tranche A advances subject to a maximum of $60,000,000. The Lenders will consider in good faith an increase in the sublimit upon (a) demonstration by the Borrowers of sound systems and controls for wet funding for a minimum of two end-of-month wet funding cycles;
                        (b) confirmation by Lenders of consistent mortgage loan underwriting quality; and (c) demonstrated capacity need following reasonable efforts by the Borrowers to decrease wet-to-dry processing time and after wet funding efficiencies.
                        (3) At no time shall aggregate amounts outstanding under Tranche C and Tranche D exceed $65,000,000.
                        (4) $10,000,000 at closing with an increase to $15,000,000 occurring on or before March 31, 2005 subject to receipt of a written stalking horse bid for the securitization trust servicing rights and Servicing Reimbursement Rights (collectively, the "SERVICING RIGHTS") subject only to court approval in the amount of at least $20,000,000 (a "QUALIFYING BID") and closing/servicing transfer to occur on or before July 29, 2005.

DIP LENDER:             Greenwich Capital Financing Products, Inc.
                        ("GREENWICH")and other co-lenders as agreed between Greenwich and the Borrower (collectively, the "DIP
                        LENDERS" or the "LENDERS"). Greenwich shall have the right to participate any portion of the DIP Facility without consent of the Borrower.

AGENT:                  Greenwich Capital Financial Products, Inc. (the "AGENT")


                                      -2-
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                                                           RBS GREENWICH CAPITAL


TERM: All commitments of the DIP Lender under the Facility shall terminate and all advances outstanding under the Facility shall be due and payable at the earliest of:
                        (i) 364 days following the Effective Date; (ii) the consummation of any sale pursuant to Section 363 of the Bankruptcy Code of a material portion of Debtors' assets (other than Servicing Rights); (iii) the effective date of any plan of reorganization; (iv) conversion of any of the Debtors' bankruptcy cases to a case under Chapter 7 of the Bankruptcy Code; (v) dismissal of any of the Debtors' bankruptcy cases; or (vi) the occurrence of an event of default under the Facility (the earliest to occur of (i) - (vi), the "MATURITY DATE").

INTEREST RATE:          One-month LIBOR plus the Applicable Margin shown below:

                                Tranche         Applicable Margin
                                -------         -----------------
                                   A              4.0% per annum
                                   B              6.0% per annum
                                   C              8.50% per annum
                                   D              8.50% per annum
                                   E              7.00% per annum

DEFAULT RATE:           Upon the occurrence of an Event of Default, the Interest
                        Rate shall be increased by 300 basis points.

FACILITY FEE: The DIP Lender will be entitled to receive as compensation for the DIP Facility a fee equal to (a) if the DIP Facility obligations are paid in full by September 30, 2005, and no Event of Default has occurred prior to such date, 3.00% of the Maximum Credit and (b) otherwise, 3.50% of the Maximum Credit, in each case payable as follows:
                        (a) 0.60% of the Maximum Credit payable upon approval of the Facility by the Bankruptcy Court;
                        (b) 0.10% of the Maximum Credit per month during the Term; provided that such fee may be deferred for any two months during the Term provided such fees are paid within 60 days of such deferral or at the Maturity Date, whichever is earlier and
                        (c) The balance payable on the earlier of (i) the Maturity Date and (ii) December 30, 2005.

                        The Lenders may in their discretion with 30 days' notice to the Borrowers increase advances under Tranche C to pay to the Lenders any unpaid Facility Fees, however, such advances shall (a) accrue interest at the Tranche A Interest Rate from and after September 30, 2005 to the extent outstanding, (b) be deemed to be the last advances repaid under Tranche C, (c) not be included in the Tranche C Borrowing Base calculation or availability test, but (d) shall be included in the determination of availability under the Maximum Credit.


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                                                           RBS GREENWICH CAPITAL


NONUSAGE FEE:           0.50% per annum on daily average unused amount of the
                        Maximum Credit payable monthly in arrears, accruing from the date of the Facility but payable beginning on May 1, 2005.

REMITTANCE DATE:        Two business days following the distribution of proceeds
                        relating to the Residual Interest scheduled for the 15th and 25th calendar days of each month.

AVAILABILITY PRIOR
TO FINAL ORDER:         To be determined.

USE OF ASSET            So long as no Event of Default or material default has
DISPOSITION PROCEEDS    occurred under the Facility, net proceeds from any sales
                        of or other disposition of mortgage loan Collateral in the ordinary course of business may be applied by the Borrowers for general corporate purposes, subject to satisfaction of any Borrowing Base Deficiency resulting from such sale.

COLLATERAL:             All indebtedness and obligations under the Facility will
                        be secured by (i) security interests and liens granted pursuant to Section 364(c) and (d) of the Bankruptcy
                        Code (the "PRIORITY LIEN"), with priority over all valid and perfected existing and future security interests, liens, claims and encumbrances, in and on all assets of the Borrowers including without limitation all mortgage loans, mortgage loan interests, the servicing rights, periodic advances, servicing advances, residual interests, and all real and personal property, tangible or intangible assets, including all bank accounts, deposits and cash, wherever located, whether now existing or hereafter acquired of the Debtors, the Debtors' bankruptcy estates and the subsidiaries and affiliates of the Debtor (the "DEBTOR COLLATERAL") and all proceeds, products, rents, revenues and profits of the Collateral (exclusive of any avoidance actions available to the bankruptcy estates of the Debtors pursuant to Sections 544, 545, 547, 548, 549, 550,
                        553(b) or 724(a) of the Bankruptcy Code), subject only to (a) the Carve-Out (as defined below), and (b) other permitted liens approved by the Lender and (ii) first priority security interests and liens on securitization trust residual interests (the "RESIDUAL INTERESTS") currently held in ABFS Mortgage Loan Warehouse Trust
                        2003-1 (the "CMG TRUST COLLATERAL") and in ABFS Mortgage
                        Loan Warehouse Trust 2004-2 (the "PATRIOT TRUST
                        COLLATERAL") (such Residual Interests together with the
                        Debtor Collateral, the "COLLATERAL") subject to compliance with the limitation on liens contained in
                        Section 4.7(ii) of the Indenture (the "COLLATERALIZED
                        NOTE INDENTURE") dated as of December 31, 2003, by and between ABFS and U.S. Bank National Association, as trustee, with respect to any CMG Trust Collateral that is "Collateral" (as defined in the Collateralized Note
                        Indenture) (the "SHARED COLLATERAL"); provided, however, that the lien on the Shared Collateral in favor of the Lender shall not at any time be less than $150,000,000 minus any amounts realized by Lender against the Shared
                        Collateral following an Event of Default. In addition, to the extent of the outstanding obligations of the


                                      -4-
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                                                           RBS GREENWICH CAPITAL


                        Borrowers under the Facility, the DIP Lenders shall be granted superpriority claims over all other claims against the Debtors other than the Carve-Out (as defined below).

                        No costs or expenses of administration shall be imposed against the Collateral under Section 506(c) of the Bankruptcy Code other than the Carve-Out (as defined below).

                        Each Tranche will be cross-collateralized and cross-defaulted with all other Tranches.

CARVE-OUT:              Professionals fees not to exceed $750,000, PROVIDED
                        HOWEVER, that (i) the Carve-Out shall not limit the fees payable to the U.S. Trustee in the Chapter 11 Case pursuant to the Bankruptcy Code, 28 U.S.C. ss. 1930, or other similar statute mandating payment of U.S. Trustee fees and (ii) no portion of the Carve-Out shall be used to challenge the Facility (including the liens securing the Facility) or the Existing CMG Facility (including the liens securing the Existing CMG Facility).

TRANCHE A               The Borrowing Base assets and the Advance Rates for such
BORROWING BASE:         assets for the Tranche A Subfacility shall be as
                        follows:

                        Asset Description       Advance Rate
                        -----------------       ------------
                        Dry Mortgage Loans      Identical to the advance rates
                                                set forth in the Existing CMG
                                                Warehouse except as set forth on
                                                Schedule A.

TRANCHE B               The Borrowing Base assets and the Advance Rates for the
BORROWING BASE:         Tranche B Subfacility shall be as follows:

                        Asset Description       Advance Rate
                        -----------------       ------------
                        Wet Mortgage Loans      Identical to the advance rates
                                                set forth in the Existing CMG
                                                Facility for the same category
                                                of mortgage loans LESS 500 basis
                                                points.

TRANCHE C               The Borrowing Base assets and the Advance Rates for the
BORROWING BASE:         Tranche C Subfacility shall be as follows:

                        Asset Description       Advance Rate
                        -----------------       ------------
                        Residual Interests      The product of (a) the Target
                                                LTV percentage for the
                                                applicable month multiplied by
                                                (b) the "lending value" of the
                                                residual interests as determined
                                                by Lenders LESS (c) the
                                                Carve-Out, in any event not to
                                                exceed $55,000,000.


                                      -5-
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                                                           RBS GREENWICH CAPITAL


TRANCHE D               The Borrowing Base assets and the Advance Rates for the
BORROWING BASE:         Tranche D Subfacility shall be as follows:

                        Asset Description               Advance Rate
                        -----------------               ------------
                        Periodic Advances               75%
                        Servicing Reimbursement         50%
                        Rights, excluding Periodic
                        Advances and Ancillary Fees

TRANCHE E               The Borrowing Base assets and the Advance Rates for the
BORROWING BASE:         Tranche E Subfacility shall be as follows:

                        Asset Description               Advance Rate
                        -----------------               ------------
                        Subordinated Interest           The lesser of: (a) 10%
                                                        of advances outstanding
                                                        under the Existing CMG
                                                        Facility on the
                                                        effective date of the
                                                        DIP Facility; and (b)
                                                        (i) the lesser of (x)
                                                        95% of the fair value of
                                                        the mortgage loans
                                                        subject to the Existing
                                                        CMG Facility as
                                                        reasonably determined by
                                                        Greenwich and (y) 97% of
                                                        the unpaid principal
                                                        balance of such loans
                                                        LESS (ii) the unpaid
                                                        principal amount of the
                                                        Senior Interest.

ADVANCES:               Advances may be made under the Facility to the extent of
                        availability thereunder, provided that after giving effect to such advances the Borrowers on a consolidated basis have unrestricted cash of $15,000,000 or less.

TRANCHE A, B, C, D      The Tranche A, B, C, D and E Advances shall be repaid as
& E AMORTIZATION:       necessary to cure any  Borrowing Base deficiency with
                        respect to such Tranches.

TRANCHE C               Proceeds received in respect of the residual interests
AMORTIZATION:           shall be received by the Lenders and applied in the
                        following order of priority:

                        1.      To pay accrued interest on the Facility;
                        2. [Beginning February 1, 2005] to reduce outstanding advances under Tranche C by the greater of (a) the amount necessary to reduce the outstanding advances to the Target LTV and
                                (b) $3,000,000. It is expected that
                                approximately $2,000,000 will be applied from the distributions on the Residual Interests occurring on the 15th of each month and approximately $1,000,000 from such distribution occurring on the 25th of each month.


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                                                           RBS GREENWICH CAPITAL


                        3. To the Borrowers an amount equal to the residual interest cash flow set forth in the Budget to be used for working capital for such month plus such amounts expended by the Borrowers, consistent with past practices and approved by the Lenders, to repurchase loans from the securitization trusts to allow such trusts to release cash to the residual interest holder;
                        4. To reduce outstanding advances under Tranche C to 55% of the Borrowing Base value for the Residual Interests;
                        5. All remaining cash proceeds shall be paid 45% to the Borrowers for general corporate purposes and 55% to the Lenders to repay Tranche C advances.

                        The first $10,000,000 in proceeds received in respect of the sale of the Servicing Rights or Servicing Reimbursement Rights shall be applied first to repay in full Tranche D advances and second to repay the Tranche C advances. The next $10,000,000 of such proceeds will be applied as follows: 50% (but not less than $2,000,000) to the Lender in repayment of Tranche C Advances and the remainder to the Borrower for general corporate purposes. Any such proceeds in excess of $20,000,000 shall be applied to repayment of Tranche C Advances. By the date which is 90 days following the date of application of such proceeds as provided above or by July 29, 2005, whichever is earlier, Tranche C Advances shall be reduced to the amount that would have been outstanding had 100% of such proceeds been applied in reduction of Tranche C Advances.

TARGET LTV              Tranche C advances as a percentage of the Tranche C
                        Borrowing Base shall meet the following percentage requirements (the "TARGET LTV") as of each month-end shown below; however, an Event of Default under the Facility shall not occur unless the percentage exceeds the loan-to-value shown in the table below under "Event of Default LTV".

                               MONTH         TARGET LTV     EVENT OF DEFAULT LTV
                               -----         ----------     --------------------
                           February 2005         60%                65%
                             March 2005          59%                64%
                             April 2005          58%                63%
                              May 2005           57%                62%
                             June 2005           56%                62%
                             Thereafter          55%                60%

TRANCHE D               Provided the Tranche D Borrowing Base equals or exceeds
AMORTIZATION:           Tranche D outstanding advances, no repayment of Tranche
                        D advances shall be required until the earliest of (a) the first Remittance Date in May 2005, (b) the sale of any of the Tranche D Borrowing Base assets, (c) the receipt by the Borrowers of two third-party bids for 50% or more of the Servicing Rights, or the acceptance by the Borrowers of any one such bid, in each case with a purchase price of $15,000,000 or less, and (d) an Event of Default.

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                                                           RBS GREENWICH CAPITAL


                        If any Tranche D advances are outstanding on May 1, 2005, all proceeds from Servicing Reimbursement Rights received in respect of the securitization trusts shall be applied in reduction of Tranche D advances.

                        Proceeds received in respect of the sale of the Servicing Rights shall be applied in reduction of the Tranche D advances.

TRANCHE E               Proceeds received in respect of the Existing CMG
AMORTIZATION:           Facility will be applied first in repayment of the
                        interest, fees and expenses due in respect of the senior
                        90% interest in such facility (the "SENIOR INTEREST") until all amounts due and owing under such Senior
                        Interest have been paid in full. Thereafter, all proceeds shall be applied in repayment of Tranche E
                        Advances.

WET FUNDING             Wet funding procedures will be developed jointly by the
ADMINISTRATION:         Borrowers and Lenders to conform to Lenders' customary
                        procedures. The Borrowers will pay to the Agent an administrative fee of $20,000 per month to cover on-site funding agent and custodial monitoring.

BACK-UP SERVICER:       If the Servicing Rights have not been transferred to a
                        third party servicer by May 30, 2005 or if no Qualifying
                        Servicing Bid is received by March 15, 2005 the
                        Borrowers shall within 30 days thereafter arrange for a back-up servicer of the securitization trusts on such terms and with such servicer or servicers as shall be acceptable to Lender and the applicable monoline guarantor.

SECTION 363 SALES:      In any auction of assets by the Borrowers pursuant to
                        Section 363 of the Bankruptcy Code other than in connection with the sale of the servicing rights and servicing advances, the Lenders shall have the right of first offer to act as the stalking horse bidder in such auctions and shall be provided with a reasonable period of time to prepare any such stalking horse bidder offers.

CONDITIONS              Customary for transactions of this nature, including but
PRECEDENT:              not limited to, entry of Final Order approving the
                        Facility, in form and substance acceptable to the DIP
                        Lenders.

REPRESENTATION &        Customary for transactions of this nature, including but
WARRANTIES:             not limited to:

                        1. Receivables in the aggregate amount of at least $35,000,000 qualify as Servicing Reimbursement Rights under the relevant securitization documents and the Borrowers have no reason to believe that the foregoing do not qualify for reimbursement to the extent of available funds under the terms of the related securitization documentation.


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                                                           RBS GREENWICH CAPITAL


                        2. The receivables qualifying as Servicing Reimbursement Rights are outstanding and have not been waived by or reimbursed to Borrowers or any of their affiliates.

AFFIRMATIVE             Customary for transactions of this nature, including but
COVENANTS:              not limited to:

                        1. Monthly and weekly reporting requirements as determined by the DIP Lenders.
                        2. The Servicing Rights relating to all Residual Interests must be transferred to a servicer reasonably acceptable to Lenders by July 29, 2005.
                        3. Borrower shall agree to apply the collection of Servicing Reimbursement Rights according to a hierarchy determined by Lender which shall comply with the related securitization trust documents.
                        4. Each Borrower will use its reasonable best efforts to satisfy the conditions precedent to obtain a final order of the Bankruptcy Court with respect to the Facility by February 11, 2005.
                        5. The Borrowers shall at all times on a consolidated basis maintain liquidity (cash and cash equivalents and undrawn committed amounts available under the Facility) of at least $5,000,000; provided that Borrower liquidity may fall below $5,000,000 but not less than $1,500,000 once for up to 10 consecutive days in each calendar quarter during the Term.
                        6. Continued retention of third-party management professionals.
                        7. Until transfer of servicing to a servicer acceptable to Lenders, ABC shall at all times be the servicer of the loans relating to the Residual Interests for which it is acting as the servicer as of the date hereof and shall perform its obligations in accordance with the related pooling and servicing agreements.
                        8. The Borrowers shall cooperate fully with Lenders in the exercise of each of the call options relating to the securitization trusts.

NEGATIVE COVENANTS      Customary for transactions of this nature, including but
                        not limited to the following additional covenants:

                        1. Without the DIP Lenders' consent, the Borrowers shall not permit any change to the pooling and servicing agreements relating to the Residual Interests, the related Servicing Rights or Servicing Reimbursement Rights that could have a material adverse affect on such interests or rights.
                        2. On a cumulative basis for calendar year 2005, measured at the end of each calendar month, negative cash flow from operations on a consolidated basis shall not exceed by $6,000,000 the cumulative negative operating cash flow forecast in the Budget for such period, exclusive of Tranche A and Tranche B Mortgage Loan "haircut" working capital.


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                                                           RBS GREENWICH CAPITAL


                        3. If any Tranche D advances are outstanding on May 1, 2005, the Borrowers shall not thereafter without consent of the Lenders waive reimbursement of any Servicing Reimbursement Rights due the servicer.

EVENTS OF DEFAULT:      Customary provisions for transactions of this nature,
                        including without limitation a material adverse change provision taking into account present circumstances and the following additional Events of Default:

                        1. Servicing of the assets underlying any material portion of the Residual Interests is transferred involuntarily by a securitization trustee or monoline bond insurer.
                        2. The Existing CMG Facility is not repaid by March 31, 2005.
                        3. Any party challenges the rights of the lenders under the Existing CMG Facility (including, without limitation, the liens securing the Existing CMG Facility).
                        4. Event of Default under the Collateralized Note Indenture relating to a failure of collateral coverage for such notes.
                        5. Event of Default regarding perfection, priority or enforceability of the Lenders' security interest in the Collateral.

CASH SWEEP:             All unrestricted cash of the Borrowers in excess of $15
                        million will be swept monthly to repay advances of such Tranches as determined by Lender but such repayment will not reduce the Borrowing Base for any Tranche unless such cash represents proceeds of Borrowing Base assets.
                        Upon an Event of Default the Lenders may sweep unrestricted cash in repayment of the DIP obligations and in reduction of the Borrowing Base of any Tranches.

GOVERNING LAW:          New York law shall govern the Facility, except to the
                        extent governed by the Bankruptcy Code.

EXPENSES AND            The Borrowers will reimburse the Agent and the Lenders
INDEMNIFICATION:        for their reasonable out-of-pocket costs and expenses
                        (including reasonable attorneys' fees and expenses) incurred in connection with Facility, including, without limitation, the diligence, documentation, execution, monitoring and enforcement of the Facility, including third party underwriting firms, and will reimburse the Agent and the Lenders for any costs, expenses or damages
                        (including reasonable attorneys' fees and expenses) resulting from any proceedings related to the Facility
                        (including any of the Collateral).

                        The DIP Lenders shall be authorized to engage a specialty finance consulting firm reasonably acceptable to the Borrowers to assist in reviewing and monitoring the Facility and the Borrowers' operations and business plan and such other mattes as shall Lender shall reasonably require. The budget for such services will be


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                                                           RBS GREENWICH CAPITAL


                        reviewed with and subject to the reasonable approval of the Borrowers, and the cost of such engagement will be reimbursed by the Borrowers. The costs of such firm are anticipated to be approximately $75,000 for the first month and approximately $30,000 per month thereafter.

                        Until the Servicing Rights and Servicing Reimbursement Rights are transferred to a third party and Tranche D advances are paid in full, the DIP Lenders shall be authorized to engage BearingPoint, Inc. or such other firm acceptable to the DIP Lenders to perform monthly verification of compliance with the Tranche D Borrowing Base, including verification of advance balances, payment posting and account reconciliation. The costs and expenses of such engagement shall be reimbursed by the Borrowers.

                        Indemnification provisions customary for DIP transactions will be provided in the DIP Facility.


                                      -11-